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  This announcement is neither  an offer to purchase  nor a solicitation  of an offer  to sell  Shares  (as defined  below).  The Offer  (as  defined below) is made  solely by  the Offer  to Purchase,  dated December  3,
     1999, and the related  Letter of Transmittal  and any amendments  or supplements thereto, and is being  made to all holders of  Shares.
       The Offer is  not being made  to (nor will  tenders be  accepted from or on behalf  of) holders of  Shares in any  jurisdiction in which the making of  the Offer or the acceptance  thereof
          would  not  be  in  compliance  with  the  laws  of   such
           jurisdiction. In any jurisdiction where the  securities,
            blue sky or  other laws require the  Offer to be  made
             by a licensed broker  or dealer, the Offer shall  be
              deemed to be made  on behalf of the Purchaser  (as
               defined  below)   by   Goldman,  Sachs   &   Co.
                ("Goldman  Sachs")  or  Donaldson,  Lufkin   &
                Jenrette Securities Corporation ("DLJ") or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash

                     All Outstanding Shares of Common Stock
         (Including the Associated Rights to Purchase Preferred Stock)

                                       of

                        Shorewood Packaging Corporation

                                       at

                              $17.25 Net Per Share

                                       by

                                Sheffield, Inc.
                           a wholly owned subsidiary

                                       of

                             Chesapeake Corporation

    Sheffield, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Chesapeake Corporation, a Virginia corporation ("Chesapeake"), is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of Shorewood Packaging Corporation, a Delaware corporation (the "Company"), including the associated rights to purchase preferred stock (the "Rights") issued pursuant to the Rights Agreement, dated as of June 12, 1995 (as amended, the "Rights Agreement"), between the Company and The Bank of New York (the Common Stock and the Rights together are referred to herein as the "Shares"), at $17.25 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 3, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering stockholders who have Shares registered in their name and who tender directly will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON MONDAY, JANUARY 3, 2000, UNLESS THE OFFER IS EXTENDED.

    The purpose of the Offer is to acquire for cash a majority of the outstanding Shares of, and ultimately the entire equity interest in, the Company. Purchaser currently intends, as soon as practicable upon consummation of the Offer, to propose and seek to have the Company effect a merger or similar business combination (the "Proposed Merger") between the Company and Purchaser or an affiliate thereof, pursuant to which each then outstanding Share (other than Shares held by the Company in treasury, or owned by Chesapeake, Purchaser or any other direct or indirect wholly owned subsidiary of Chesapeake, or Shares, if any, that are held by stockholders who are entitled to and who properly exercise dissenters' rights under Delaware law), would be converted pursuant to the terms of the Proposed Merger into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest.

    The Offer is conditioned upon, among other things: (i) there being validly tendered prior to the expiration of the Offer and not withdrawn a number of Shares which, together with the Shares beneficially owned by Chesapeake and its subsidiaries, including Purchaser, will constitute at least a majority of the outstanding Shares on a fully diluted basis as of the date the Shares are accepted for payment pursuant to the Offer; (ii) the Rights having been redeemed by the Board of Directors of the Company (the "Company Board"), or Purchaser otherwise being satisfied in its sole discretion that such Rights are otherwise invalid or inapplicable to the transactions contemplated herein; (iii) the acquisition of Shares pursuant to the Offer being approved pursuant to Section 203 of the Delaware General Corporation Law ("Section 203") or Purchaser being satisfied in its sole discretion that the provisions of Section 203 restricting certain business combinations are invalid or inapplicable to the acquisition of Shares pursuant to the Offer and the Proposed Merger (by action of the Company Board, the acquisition of a sufficient number of Shares or otherwise); and
 (iv) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder and any laws of Canada, the European Union, any member state of the European Union, and any other foreign jurisdictions applicable to the purchase of Shares pursuant to the Offer having expired or been terminated. The Offer is also subject to certain other conditions described in Section 13 of the Offer to Purchase.

    The Offer is not conditioned upon Chesapeake or Purchaser obtaining financing.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to Harris Trust and Savings Bank (the "Depositary") of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders whose Shares have been accepted for payment. Upon the deposit of funds with the Depositary for the purpose of making payment to validly tendering stockholders, Purchaser's obligation to make such payment shall be satisfied and such tendering stockholders must thereafter look solely to the Depositary for payment of the amounts owed to them by reason of acceptance for payment of Shares pursuant to the Offer.

   In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares and, if the Distribution Date (as defined in the Offer to Purchase) occurs, certificates for (or a timely Book-Entry Confirmation, if available, with respect to) the associated Rights (unless Purchaser elects to make payment for such Shares pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights as described in the Offer to Purchase), (b) a Letter of Transmittal (as defined in the Offer to Purchase), or facsimile thereof, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares (or Rights, if applicable) or Book-Entry Confirmations with respect to Shares (or Rights, if applicable) are actually received by the Depositary. Under no circumstances will interest on the purchase price of the Shares be paid by Purchaser, regardless of any extension of the Offer or any delay in making such payment.

    Subject to the applicable rules and regulations of the Securities and Exchange Commission, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement thereof. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's tender of Shares.

    Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date (as defined in the Offer to Purchase) and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after January 31, 2000.

    For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Purchaser, Chesapeake, the Co-Dealer Managers, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date.

    The information required to be disclosed by paragraph (e)(l)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

    A demand is being made to the Company for the use of the Company's stockholder list and security position listings for the purpose of, among other things, disseminating the Offer to stockholders. Upon compliance by the Company with such demand, the Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

    The Offer to Purchase and the Letter of the Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

    Questions and requests for assistance may be directed to the Information Agent or to the Co-Dealer Managers at their respective addresses and telephone numbers set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or Co-Dealer Managers. Such additional copies will be furnished at Purchaser's expense. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Co-Dealer Managers, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                             D.F. King & Co., Inc.

                                77 Water Street
                            New York, New York 10005
                  Stockholders Call 1-800-578-5378 (toll free)
            Brokers and Bank Custodians Call 212-269-5550 (collect)

                   The Co-Dealer Managers for the Offer are:

        Goldman, Sachs & Co.                Donaldson, Lufkin & Jenrette


          85 Broad Street                         277 Park Avenue
      New York, New York 10004                New York, New York 10172
   (212) 902-1000 (call collect)          (877) 864-4755 (toll free) (212)
  (800) 323-5678 (call toll free)                     892-5525

 December 3, 1999

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